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                                                                   Exhibit 21.01

                              LIST OF SUBSIDIARIES

ENTITY                                 JURISDICTION OF INCORPORATION
------                                 -----------------------------
Ocular Sciences Puerto Rico, Inc.      Delaware

Ocular Sciences Canada, Inc.           Province of New Brunswick

Ocular Sciences UK Limited             United Kingdom

Ocular Sciences Limited                United Kingdom
(formerly Precision Lens
Laboratories Ltd.)

Ocular Sciences Hungary Ltd.           Budapest, Hungary

Precision Lens Manufacturing and       Barbados
Technology, Inc.

Ocular Sciences Australia              Australia

Ocular Sciences Cayman Islands         Cayman Islands
Corporation